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                                                                 EXHIBIT 99.9(g)


                               THE BENCHMARK FUNDS


                 ADDENDUM NO. 2 TO THE ADMINISTRATION AGREEMENT

         This Addendum, dated as of the 1st day of July, 1993, is entered into between THE BENCHMARK FUNDS (the "Trust"), a Massachusetts business trust, and GOLDMAN, SACHS & CO., a New York Partnership (the "Administrator").

         WHEREAS, the Trust and the Administrator have entered into an Administration Agreement dated as of June 8, 1992, as amended by Addendum No. 1 dated January 8, 1993, (the "Administration Agreement"), pursuant to which the Trust appointed the Administrator to act as administrator to the Trust for the Diversified Assets Portfolio, Government Portfolio, Government Select Portfolio, Tax-Exempt Portfolio, U.S. Treasury Index Portfolio, Short-Intermediate Bond Portfolio, Bond Portfolio, Equity Index Portfolio, Small Company Index Portfolio, Diversified Growth Portfolio, California Municipal Portfolio, U.S. Government Securities Portfolio, Short Duration Portfolio and Focused Growth Portfolio;

         WHEREAS,   the  Trust  is  establishing  the  Balanced  Portfolio  (the
"Portfolio", and it desires to retain the Administrator to act as administrator of the Trust for the Portfolio and the Administrator is willing to so act;

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Appointment. The Trust hereby appoints the Administrator as administrator of the Trust for the Portfolio on the terms and for the periods set forth in the Administration Agreement. The Administrator hereby accepts such appointment and agrees to render the services and perform the duties set forth in the Administration Agreement for the compensation therein provided.

2. Capitalized Terms. From and after the date hereof, the term "Portfolios" as used in the Administration Agreement shall be deemed to include the Balanced Portfolio. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

3.       Miscellaneous.  Except to the extent supplemented hereby,
         the Advisory Agreement shall remain unchanged and in full
         force and effect, and is hereby ratified and confirmed in
         all respects as supplemented hereby.
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         IN WITNESS  WHEREOF,  the undersigned have executed this Addendum as of the date and year first above written.


                                             THE BENCHMARK FUNDS

Attest:/s/ Nancy James                By: /s/ Nancy L. Mucker
           -----------                        ---------------
           Nancy James                        Nancy L. Mucker
                                  Vice President of the Trust

                                          GOLDMAN SACHS & CO.

Attest:____________________          By:/s/ Michael Armellino
                                            -----------------
                                            Michael Armellino
                                             Partner